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                                                                   EXHIBIT 10.b

                                   AGREEMENT

         AGREEMENT made by and between Network Imaging Corporation, a Delaware corporation (the "Company"), and Joseph T. Pisula.

         WHEREAS, in connection with the departure of Joseph T. Pisula from his position as an executive officer of the Company effective as of the close of business on May 29, 1996, Mr. Pisula and the Company have reached certain agreements regarding his continuing to provide services to the Company and related matters;

         NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

         1. The Company will provide Mr. Pisula all salary, bonus, vacation, and other benefits, normally accrued, through May 29, 1996.

         2. The Company will continue to pay Mr. Pisula's base salary and continue his current health, life and disability insurance and other benefit plan coverages through November 30, 1996.

         3. Mr. Pisula will be available through November 30, 1996 as may be reasonably requested by the Company to consult with management regarding matters within the scope of his former activities as an executive officer of the Company. Mr. Pisula shall be entitled to reimbursement of his reasonable out-of-pocket expenses incurred in connection with providing such services.

         4. It is understood and agreed that the option granted by the Company to Mr. Pisula on February 27, 1995 (the "Option") will have its exercise price increased to $3.75 per share effective on the date of this Agreement, will continue to vest, in accordance with all the provisions set forth in Attachment A1 to the option agreement evidencing the Option, through the later of November 30, 1996 or such other date on which Mr. Pisula ceases to be an officer or key employee of or consultant or adviser to the Company or any of its subsidiaries and will be exercisable, as to any vested and unexercised portion, for a period of three years after such date.
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 17th day of May, 1996.

                                           NETWORK IMAGING CORPORATION




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Joseph T. Pisula                           Robert P. Bernardi, Chairman